Exhibit 99.(h)(2)



15 August 2002


The Lazard Funds, Inc.
30 Rockefeller Plaza
New York, New York 10112


Dear Sir or Madam:

The Lazard Funds, Inc. (the "Fund") and Boston Financial Data Services, Inc. (the "Transfer Agent") are parties to an agreement (the "Agreement") under which the Transfer Agent performs certain transfer agency and/or recordkeeping services for the Fund. In connection with the enactment of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations proposed and/or promulgated thereunder (collectively, the "Patriot Act"), the Fund has requested and the Transfer Agent has agreed to amend the Agreement as of the date hereof in the manner set forth below:

WHEREAS, the Patriot Act imposes new anti-money laundering requirements on financial institutions, including mutual funds;

WHEREAS, the Fund recognizes the importance of complying with the Patriot Act and the Fund has developed and implemented a written anti-money laundering program, which is designed to satisfy the requirements of the Patriot Act (the "Fund's Program");

WHEREAS, the Patriot Act authorizes a mutual fund to delegate to a service provider, including its transfer agent, the implementation and operation of aspects of the Fund's Program; and

WHEREAS, the Fund desires to delegate to the Transfer Agent the implementation and operation of certain aspects of the Fund's Program and the Transfer Agent desires to accept such delegation.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows

1.    Delegation; Duties

      1.1 Subject to the terms and conditions set forth in the Agreement, the Fund hereby delegates to the Transfer Agent those aspects of the Fund's Program that are set forth on Exhibit A, attached hereto. The duties set forth on Exhibit A may be amended, from time to time, by mutual agreement of the parties upon the execution by both parties of a revised Exhibit A bearing a later date than the date hereof.

      1.2 The Transfer Agent agrees to perform such delegated duties, with respect to the ownership of and transactions in shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of the Agreement.

2.    Consent to Examination

      2.1 In connection with the performance by the Transfer Agent of the above-delegated duties, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Patriot Act and that the records the Transfer Agent maintains for the Fund relating to the Fund's Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours, all required records and information for review by such examiners.

3.    Limitation on Delegation

      3.1 The Fund acknowledges and agrees that, in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only those aspects of the Fund's Program that have been expressly delegated hereby and is not undertaking and shall not be responsible for any other aspect of the Fund's Program or for the overall compliance by the Fund with the Patriot Act other than as may be otherwise provided in this Agreement. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the delegated duties with respect to the ownership of and transactions in shares in the Fund for which the Transfer Agent maintains the applicable shareholder information.

4.    Miscellaneous

      4.1 In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

      4.2. Each party represents to the other that the execution and delivery of this Amendment has been duly authorized.

         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.



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

WITNESSED BY:                         Boston Financial Data Services, Inc.


/s/ Brenda Rosemond                   By:      /s/ Carol Gilmartin
---------------------------------              ---------------------------------

                                      Name:    Carol Gilmartin
                                               ---------------------------------

                                      Title:   Vice President
                                               ---------------------------------



WITNESSED BY:                         The Lazard Funds, Inc.


/s/ Stephen St. Clair                 By:      /s/ Bernard J. Grzelak
---------------------------------              ---------------------------------

                                      Name:    Bernard J. Grzelak
                                               ---------------------------------

                                      Title:   Treasurer
                                               ---------------------------------








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


                                    Exhibit A

                                DELEGATED DUTIES

With respect to the beneficial ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

     o Follow the Fund's third party check and cash equivalent policies (which may change from time to time). In accordance with the Fund's current policy, reject third party checks and cash equivalent for new accounts or for subsequent purchases within the Fund.

     o Submit all financial and non-financial transactions through the most current Office of Foreign Asset Control ("OFAC") database, the Securities and Exchange Commission ("SEC") Control Lists and any such other databases and lists as may be required by applicable law or otherwise agreed to with the Fund and, in the event that a matching account is found, freeze any such account as required by applicable law.

     o Review all maintenance transactions to shareholder registrations that occur within thirty (30) days of an account being established.

     o Review redemption transactions that occur within thirty (30) days of account establishment or maintenance.

     o    Review wires sent to banking instructions other than those on file.

     o Review a shareholder's account for unusual activity when purchases and redemptions by the shareholder (based on social security number within the Fund) hit the $100,000 threshold that has been set on the "Unusual Activity Warning System."

     o Review accounts to identify those established by known offenders attempting fraud and once identified, freeze such accounts.

     o File suspicious activity reports as required by applicable law or the Fund's Program.

     o Retain documentation of the foregoing activities to the extent required by applicable law.






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


Boston Financial Data Services, Inc.      The Lazard Funds, Inc.


By:      /s/ Carol Gilmartin              By:      /s/ Bernard J. Grzelak
         ----------------------------              -----------------------------


Name:    Carol Gilmartin                  Name:    Bernard J. Grzelak
         ----------------------------              -----------------------------


Title:   Vice President                   Title:   Treasurer
         ----------------------------              -----------------------------


Date:    August 27, 2002                  Date:    August 25, 2002
         ----------------------------              -----------------------------














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